Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis - December 2007

Series Deal Size Expected Maturity	1998-6 $964MM 8/18/2008
Yield	18.74	%(a)
Less: Coupon	5.27%
Servicing Fee	1.50%
Net Credit Losses	4.09%
Excess Spread:
December-07	7.88	%(a)
November-07	10.36	%(a)
October-07	6.29%
Three Month Average Excess Spread	8.18%
Delinquency:
30 to 59 Days	0.94%
60 to 89 Days	0.72%
90+ Days	1.50%
Total	3.16%
Principal Payment Rate	18.37%

Footnote:

(a)	Yield and Excess Spread reflect a change in payment allocation in November 2007 between certain fees and account balances. This change has resulted in a one-time increase in cash yield which will be realized in the months of November and December.